Exhibit 3

                                   EURAND N.V.
                            EQUITY COMPENSATION PLAN
                            (Adopted August 29, 2007)
1.   Purpose
     -------

     This Plan is an amendment and restatement of the Eurand N.V. 1999 Stock Option Plan. The purpose of the Plan is to provide a means through which the Company may attract qualified persons to enter and remain in the employ or service of the Company and its Subsidiaries and to provide a means whereby they can acquire shares in the Company, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between shareholders of the Company and these employees. This Plan is intended to cover the grant of Options, Restricted Stock and Other Stock-Based Awards to employees and directors of the Company and/or employees of the Company's U.S., Italian, French and Irish Subsidiaries. So that the appropriate incentive can be provided, and to insure that any applicable provisions of local law are complied with, Exhibit A, to the Plan provides for any specific terms applicable to the granting of options to employees of the U.S., subsidiaries.

2.   Definitions
     -----------

     The following definitions shall be applicable throughout the Plan.

     (a) "Award" means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, or Other Stock-based Award.

     (b) "Award Agreement" means the agreement between the Company and a Holder who has been granted an Award which defines the rights and obligations of the parties with respect to such Award.

     (c)  "Board" means the Board of Directors of the Company.

     (d) "Cause" means the Company or a Subsidiary (as the case may be) having cause to terminate an Optionee's employment or service in accordance with the provisions of any existing employment, consulting or any other agreement between the Optionee and the Company or a Subsidiary (as the case may be) or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Company or a Subsidiary (as the case may be) that the Optionee has ceased to perform his duties to the Company or a Subsidiary (as the case may be) (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to intentional and extended neglect of his duties, (ii) the Committee's determination that the Optionee has engaged in or is about to engage in conduct materially injurious to the Company or any act of fraud or embezzlement against the Company, or (iii) the Optionee having pled no contest or guilty to a charge of a felony or having been convicted of a felony.

     (e) "Change of Control" shall unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable Award Agreement states otherwise, be deemed to have occurred if: (i) any person (as


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          defined in Section 3(a)(9) of the U.S. Securities Exchange Act of
          1934, and as used in Sections 13(d) and 14(d) thereof, including any "group" as defined in Section 13(d)(3) thereof (a "Person"), but excluding the Company, any Subsidiary, any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), and any Person who owns shares of the Company representing 50% or more of the Company's outstanding securities eligible to vote for the election of directors of the Company (the "Voting Shares") immediately prior to the IPO, becomes the beneficial owner of 50% or more of the Voting Shares; (ii) the Company undergoes any merger, consolidation, reorganization, recapitalization or other similar business transaction sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more affiliates, and immediately following such Transaction the shareholders of the Company immediately prior to the Transaction do not continue to own at least a majority of the voting power in the resulting entity; (iii) the persons who are the members of the Board immediately prior to the IPO (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of members of the Board or the board of directors of any successor to the Company, provided that any director who was not a director immediately prior to the IPO shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors, either actually or by prior operation of this definition; or (iv) the shareholders of the Company approve a plan of liquidation or dissolution of the Company, or any such plan is actually implemented. Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Voting Shares as a result of the acquisition of Voting Shares by the Company which reduces the number of the Voting Shares outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Voting Shares that increases the percentage of outstanding Voting Shares beneficially owned by such person, a Change of Control of the Company shall then occur.

     (f) "Committee" means, unless otherwise specifically determined by the Board, the Compensation Committee of the Board, which, unless otherwise specifically determined by the Board, shall be composed entirely of Qualified Members, to the extent Qualified Members are required, or desirable, under applicable law to take action under the Plan; provided, however, that if the Board makes a determination to assume any or all powers of the Committee or to appoint a different committee to assume any or all powers of the Committee, any reference to the Committee herein shall be deemed to be a reference to the Board or such other committee; and further provided, however that prior to the time the Board makes a determination to assume any or all powers of the Committee, to appoint a different committee to assume any or all powers of the Committee or to appoint members of the Compensation Committee who are not also Qualified Members, the Board shall give due consideration to the ramifications under all applicable

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          laws and/or regulations of any applicable jurisdiction of such determination, including Section 162(m) and the requirements of NASDAQ.

     (g) "Company" means Eurand N.V., a company with limited liability duly organized under the laws of the Netherlands, or any successor entity.

     (h) "Disability" means that the Optionee has been determined by the Committee, in its discretion, or pursuant to any provision of applicable law, to meet the requirements for payment of long-term disability benefits by reason of total disability.

     (i) "Eligible Person" means any (i) person regularly employed by the Company or a Subsidiary or (ii) director of the Company.

     (j) "Fair Market Value" on a given date means (i) if the Shares are listed on a national securities exchange, the closing price on the primary exchange with which the Shares are listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; or (ii) if the Shares are not listed on a national securities exchange, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Shares accurately.

     (k)  "Holder" means an Eligible Person who has been granted an Award.

     (l) "Normal Termination" means termination of employment or service with the Company and all Subsidiaries:

          (i) Upon retirement pursuant to the retirement plan of the Company or a Subsidiary (as the case may be), as may be applicable at the time to the Optionee in question;

          (ii) On account of Disability;

          (iii) By the Company or a Subsidiary (as the case may be) without Cause; or

          (iv) With the specific written consent of the Committee.

     (m)  "Option" means an option issued pursuant to this Plan.

     (n)  "Optionee" means the holder of an Option.

     (o) "Option Period" means the period of time set by the Committee after which time an Option will expire.

     (p)  "Option Price" means the exercise price set for an Option.

     (q)  "Other Stock-Based Award" means an Award described in Section 10.

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     (r)  "Plan" means this Eurand N.V. Equity Compensation Plan, which is an amendment and restatement of the Eurand N.V. 1999 Stock Option Plan.

     (s) "Qualified Member" means a member of the Board who is (i) an "outside director" within the meaning of Regulation 1.162-27(c) under Section 162(m), to the extent that Section 162(m) is applicable, and (ii) an independent member of the Board under the NASDAQ independence requirements, to the extent that action by such an independent member is required by NASDAQ.

     (t) "Restricted Period" means, with respect to any Share of Restricted Stock, the period of time determined by the Committee during which such Award is subject to forfeiture and other the restrictions.

     (u) "Restricted Stock" means Shares of the Company subject to forfeiture and other restrictions established by the Committee.

     (v) "Section 162(m)" means Section 162(m) of the U.S. Internal Revenue Code and any regulations or guidance promulgated thereunder.

     (w) "Section 409A" shall mean Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations or U.S. Treasury guidance promulgated thereunder.

     (x)  "Shares" means the ordinary shares of the Company.

     (y) "Subsidiary" means a subsidiary ("dochtermaatschappij") of the Company, within the meaning given to it by Article 2:24c of the Netherlands Civil Code.

3.   Effective Date, Duration
     ------------------------

     The Plan is effective as of August 29, 2007, the date of adoption of the Plan by the Board, subject to approval of the Plan by the shareholders of the Company. The expiration date of the Plan, after which no Awards may be granted hereunder, shall be August 29, 2017; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the settlement of Awards previously granted have been settled.

4.   Administration
     --------------

     The Committee shall administer the Plan. The acts of a majority of the members present at any meeting at which a quorum of the Committee is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to:

     (a)  Select the Eligible Persons to participate in the Plan;

     (b) Determine the nature and extent of the Awards to be granted to each Eligible Person;

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     (c)  Determine the time or times when Awards will be granted to each
          Eligible Person;

     (d)  Determine the duration of each Option Period and Restricted Period;

     (e)  Determine the vesting schedule, if any, for each Award;

     (f)  Determine all terms and conditions to which each Award may be subject;

     (g)  Prescribe the form of each Award Agreement;

     (h) Cause records to be established in which there shall be entered, from time to time as Awards are granted to Eligible Persons, the date of each Award grant, the number of Awards granted to each Holder, the expiration date and the duration of each Option Period and Restricted Period, the number of Shares underlying each Award and the date on which Awards are exercised, become vested and subject to distribution, which records shall be provided to the Subsidiaries as necessary in order to enable the Subsidiaries to comply with any applicable reporting requirements with respect to the granting, exercise and disposition of Awards; and

     (i) At any time prior to or in connection with any termination of employment or service of a Holder with the Company and all Subsidiaries, provide for a longer post-termination exercise or survival period with respect to any Award (not to exceed the expiration date of the Award) or modify any forfeiture provisions with respect to any Award; provided, that the Committee shall give due consideration to the provisions of Sections 409A and 422 of the Internal Revenue Code as they apply to any such extension or modification of an Award to any U.S. resident.

     The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, and revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Committee.

5.   Grant of Awards; Shares Subject to the Plan
     -------------------------------------------

     The Committee may, from time to time, grant Awards to one or more Eligible Persons; provided, however, that:

     a) Subject to adjustment under Section 12, the aggregate maximum number of Shares, with respect to which Awards may be granted, may not exceed 7,735,224. The maximum number of shares underlying un-issued Awards and therefore available for grant at any one time is determined in accordance with the following formula:

                      Shares Available for grant = S - x-y

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     where:

     "S" means the aggregate maximum number of Shares subject to the Plan; and

     "x" means the number of Shares underlying issued and outstanding Awards (i.e. Options that have been granted but not exercised, Restricted Stock Awards and Other Stock-Based Awards with respect to which the forfeiture provisions have not yet lapsed, excluding Awards which prior to exercise or vesting expired, terminated, were cancelled or otherwise lapsed);

     "y" means the number of Shares issued as the result of the exercise of Options;

     provided that the number of Shares underlying Options or stock appreciation rights granted to any one Eligible Person in any one year or in aggregate in any one year shall not exceed the limitations on such Awards set out in the Plan, if any.

     b) Such shares shall be deemed to have been used in payment of Options whether they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash;

     c) Shares surrendered in payment of the exercise price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If stock appreciation rights are granted, the full number of shares subject to the stock appreciation rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights.

     d) In the event any Award shall be surrendered, terminate, expire, or be forfeited, the number of Shares no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan;

     e) Shares delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Shares or Shares held in the treasury of the Company or acquired by private purchase all in accordance with applicable law; and

     f) Following the 2007 effective date of this Plan, no individual may receive Awards under the Plan with respect to more than 500,000 Shares in any one calendar year, subject to adjustment under Section 12. For this purpose, such shares shall be deemed to have been used in payment of Awards whether they are actually delivered or where the Fair Market Value equivalent of such shares for an Award is paid in cash.

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6.   Eligibility
     -----------

     Participation shall be limited to Eligible Persons who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.   Option Terms
     ------------

     The Committee is authorized to grant one or more Options to any Eligible Person, subject to any applicable specific provisions set forth in Exhibit A, attached hereto. Each Option so granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Award Agreement.

     (a) Option price. The Option Price per Shares for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a Share at the date of grant.

     (b) Manner of exercise and form of payment. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash pursuant to clause (i) or, at the Committee's discretion, by a cashless exercise pursuant to clause
          (ii) below.

          (i) The Option Price shall be payable by check drawn on a bank acceptable to the Committee in (A) Euro or (B) U.S. Dollars (for Eligible Persons employed by the U.S. Subsidiary). In the event the Option Price is not paid in Euro, then the Committee shall determine, as of the date of exercise, the exchange rate for Euro and the currency with which the Option Price is paid (based upon the exchange rate set forth in the Wall Street Journal for the relevant day) and file with the Netherlands Chamber of Commerce and Industry a statement setting forth the exchange rate on such date.

          (ii) At the discretion of the Committee, the Option Price may be paid
               (A) in Shares valued at the Fair Market Value at the time the Option is exercised, (B) in other property having a fair market value on the date of exercise equal to the Option Price, (C) through a net exercise of the Options whereby the Optionee instructs the Company to withhold that number of Shares having a Fair Market Value equal to the aggregate exercise price of the Options being exercised and deliver to the Optionee the remainder of the Shares subject to exercise or (D) in any other manner permitted by the Committee, provided that any non-cash exercise of an Option shall be subject to applicable requirements of Netherlands' law, including, but not limited to, a declaration by an accountant that the value of the property contributed at least equals the par value of the Shares received by the Optionee, and the filing of such declaration with the trade register of the

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               Netherlands Chamber of Commerce and Industry where the Company is registered.

     (c) Option Period and Vesting. Options shall vest and become exercisable in such manner and on such date or dates as shall be determined by the Committee. The Committee shall also establish an Option Period which shall not exceed ten years. Notwithstanding any dates set by the Committee for vesting and exercisability, the Committee may in its sole discretion accelerate the vesting and exercisability of any Option. If an Option is exercisable in installments, exercise of one installment shall not affect the Optionee's ability to exercise unexercised installments in accordance with the terms of the Plan and the applicable Award Agreement. Unless otherwise determined by the Committee or stated in the applicable Award Agreement, the Option shall expire upon an Optionee's termination of employment with the Company or a Subsidiary at such times as are set forth in Section 8.

     (d) Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by an Award Agreement, which (i) shall contain such provisions as may be determined by the Committee, (ii) shall, with respect to Eligible Persons employed by the U.S Subsidiaries, be deemed to contain the provisions set forth in Exhibit A, and (iii) except as may be specifically stated otherwise in such Award Agreement, be subject to the following terms and conditions:

          (i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

          (ii) Each Share purchased through the exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any Share, when the Optionee purchases such share or when the Option expires.

         (iii) Unless otherwise determined by the Committee, Options shall not be transferable by the Optionee except by will or the laws of descent and distribution, subject to any restrictions thereon in the Company's Articles of Association, and shall be exercisable during the Optionee's lifetime only by the Optionee.

          (iv) Each Option shall vest and become exercisable by the Optionee in accordance with the vesting schedule established by the Committee and set forth in the Award Agreement.

          (v) Shares issued upon exercise of an Option shall be subject to the transfer restrictions set forth in the Company's Articles of Association, which restrictions include, among other things, the requirement that a notarial deed of transfer be executed by the transferor in the Netherlands and that the Board approve the proposed transfer.

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          (vi) Each Award Agreement may contain such other provisions (whether or not applicable to an Option granted to any other Optionee) as the Committee determines to be appropriate including, without limitation, provisions to assist the Optionee in financing the purchase of Shares upon the exercise of Options (if permitted by the Company's Articles of Association and applicable law, provisions giving the Company the right to repurchase Shares acquired under any Option in the event the Optionee elects to dispose of such shares or terminates employment with the Company and its Subsidiaries, and provisions to comply with applicable securities laws and tax withholding requirements. Any such provisions shall be reflected in the applicable Award Agreement.

8.   Expiration of Option upon Termination of Employment
     ---------------------------------------------------

     Except as otherwise determined by the Committee and set forth in an Award Agreement, the following provisions will apply to all Options upon an Optionee's termination of employment or service with the Company and all Subsidiaries.

     (a) If prior to the end of the Option Period the Optionee shall undergo a Normal Termination, all unvested Options then held by such Optionee shall expire on the date of Normal Termination and all vested Options then held by such Optionee shall expire on the earlier of the last day of the respective Option Period or the date that is three months after the date of such Normal Termination. All vesting with respect to Options shall cease on the date of Normal Termination and all Options which are vested as of such date shall remain exercisable by the Optionee until their expiration as provided above.

     (b) If the Optionee dies prior to the end of the Option Period and while still in the employ or service of the Company or a Subsidiary or within three months of Normal Termination, all unvested Options then held by such Optionee shall expire on the date of death and all other Options then held by such Optionee shall expire on the earlier of the last day of the respective Option Period or the date that is one year after the date of death of the Optionee. All vesting with respect to Options shall cease on the earlier of the date of Normal Termination or the date of death and all such Options which are vested as of such date shall remain exercisable by the person or persons to whom the Optionee's rights under the Options pass by will or the applicable laws of descent and distribution until their expiration as provided above.

     (c) If an Optionee ceases employment or service with the Company or a Subsidiary for any reason other than Normal Termination or death, all Options then held by such Optionee, whether vested or unvested, shall expire immediately upon such cessation of employment or service.

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9.   Restricted Stock Awards
     -----------------------

     (a)  Award of Restricted Stock.

          (i) The Committee shall have the authority to (1) grant Restricted Stock, (2) issue or transfer Restricted Stock to Eligible Persons, and (3) establish terms, conditions and restrictions applicable to such Restricted Stock, including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock shall be granted or become vested and the number of Shares to be covered by each Award.

          (ii) The Holder of a Restricted Stock Award shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee and (ii) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute a Restricted Stock Agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 9(b), the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends, if any, with respect to the Restricted Stock may be either currently paid to the Holder or withheld by the Company for the Holder's account. Unless otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. Unless otherwise determined by the Committee, cash dividends or stock dividends so withheld by the Committee shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which they relate.

         (iii) Upon the Award of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any stock certificate held by it registered in the name of the Holder.

     (b)  Restrictions.

          (i) Restricted Stock awarded to an Eligible Person shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable

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               Award Agreement: (1) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (2) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (3) the shares shall be subject to forfeiture to the extent provided in Section 9(d) and the Award Agreement and, to the extent such Shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Holder to such Shares and as a shareholder shall terminate without further obligation on the part of the Company.

          (ii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

     (c) Restricted Period. The Restricted Period of Restricted Stock shall commence on the date of grant and shall expire from time to time as to that part of the Restricted Stock indicated in a schedule established by the Committee and set forth in a written Award Agreement.

     (d) Forfeiture Provisions. Except to the extent determined by the Committee and reflected in the underlying Award Agreement, in the event a Holder terminates employment with the Company and all Subsidiaries for any reason during a Restricted Period, that portion of the Award with respect to which restrictions have not expired shall be completely forfeited.

     (e) Delivery of Restricted Stock. Upon the expiration of the Restricted Period with respect to any Shares covered by a Restricted Stock Award, the restrictions set forth in Section 9(b) and the Award Agreement shall be of no further force or effect with respect to shares of Restricted Stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the Shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full Share) and any cash dividends or stock dividends credited to the Holder's account with respect to such Restricted Stock and the interest thereon, if any.

     (f) Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear the following legend until the end of the Restricted Period with respect to such Shares:

          "Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of ______, between Eurand N.V. and _______. A copy of such Agreement is on file at the offices of Eurand N.V."

Stop transfer orders shall be entered with the Company's transfer agent and registrar against the transfer of any such legended securities.

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10.  Other Stock-Based Awards
     ------------------------

     The Committee may grant any other cash, stock or stock-related Awards ("Other Stock-Based Awards") to any Eligible Person under this Plan as the Committee deems appropriate, including, but not limited to, stock appreciation rights, limited stock appreciation rights, phantom stock Awards, restricted stock units, the bargain purchase of Shares and Share bonuses. Any such Awards shall contain such terms and conditions as the Committee deems appropriate. Such Awards and agreements need not be identical. With respect to any benefit under which Shares are or may in the future be issued for consideration other than prior services, the amount of such consideration shall not be less than the amount (such as the par value of such shares) required to be received by the Company in order to comply with applicable law. The Committee may credit dividend equivalents with respect to Other Stock-Based Awards, on such terms as the Committee deems appropriate.

11.  General
     -------

     (a) Privileges of Share Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights attached to Shares which are subject to Awards hereunder until such Shares have been issued to that person free and clear of any restrictions.

     (b) Government and Other Regulations. The obligation of the Company to deliver Shares upon the exercise of Options or disposition of other Awards shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to applicable securities laws or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under any applicable securities laws any of the Shares to be offered or sold under the Plan. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under applicable securities laws, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     (c) Tax Withholding. It is the obligation of the Holder or other person receiving Shares upon the exercise of an Option or disposition of an Award to pay to the Company or a Subsidiary, as appropriate, the amount necessary to satisfy the Company's or the Subsidiary's, as appropriate, obligation to withhold taxes and other payments as required under Netherlands, U.S. federal, state and local, Italian, French and Irish law, or the law of any other jurisdiction which is or becomes applicable to a Holder. The Company or a Subsidiary, as appropriate, shall have the right to deduct from the number of Shares issued upon the exercise of an Option or disposition of an Award such number of Shares, valued at Fair

          Market Value on the date of payment, in an amount necessary to satisfy the minimum applicable tax withholding amount as required by law to be withheld with respect to such Awards. In the alternative, at the sole discretion of the Committee, a Holder or other person receiving Shares upon exercise of an Option or disposition of an Award may be required to pay to the Company or a Subsidiary, as appropriate, prior to delivery of such Shares, the amount of any such taxes and payments which the Company or a Subsidiary, as appropriate, is required to withhold, if any, with respect to such Shares. Subject in particular cases to the disapproval of the Committee and compliance with applicable provisions of Netherlands law, the Company may accept Shares of equivalent Fair Market Value in payment of such withholding obligations if the Holder elects to make payment in such manner.

     (d) Claim to Awards and Employment Rights. No employee or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Holder any right to be retained in the employ or service of the Company or any Subsidiary.

     (e) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     (f) Governing law. The Plan shall be governed by and construed in accordance with the laws of the Netherlands, provided, however, that Award Agreements with respect to Awards granted to Eligible Persons who are employed by the Company's U.S., Italian, French or Irish Subsidiaries may, at the Committee's discretion, specify that such Awards are governed by U.S., Italian, French or Irish law, respectively.

     (g) Reliance on Reports. Each member of the Committee shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

     (h) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

     (i) Expenses. The expenses of administering the Plan shall be borne by the Company.

     (j) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

     (k) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

12.  Changes in Capital Structure
     ----------------------------

     In the event of any change in the outstanding Shares or in the capital structure of the Company by reason of stock dividends or extraordinary dividends payable in cash or any other form of consideration, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization or any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Holders, the Committee shall make such substitution or adjustment, if any, as is equitable and proportional (as determined by the Committee in good faith), as to (i) the number and/or kind of Shares or other securities issued or reserved for issuance (including the maximum number and/or kind of Shares or other securities with respect to which one person may be granted Options or stock appreciation rights in any given year) pursuant to the Plan (after due authorization by the general meeting of shareholders, all in accordance with the Company's Articles by Association and applicable law) or any outstanding Award, and/or (ii) the exercise price of any Option or stock appreciation right. Absent manifest error, any adjustment shall be conclusively determined by the Committee; provided, in each case, the fair value of the Award immediately following any such adjustment shall be equal to the fair value of the Award immediately prior to such adjustment. The Company shall give each Holder notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

     Notwithstanding the above, in the event of any of the following:

     (a) The Company is merged or consolidated with another corporation or entity;

     (b) All or substantially all of the assets of the Company or Shares are acquired by another person or entity;

     (c)  a Change of Control;

     (d)  The reorganization or liquidation of the Company; or

     (e) The Company shall enter into a written agreement to undergo an event described in clauses (a), (b), (c) or (d) above,

     then the Committee may, in its sole discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the Holders thereof, in cash, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. Payments to Holders pursuant to the preceding sentence may, at the Committee's discretion, be made in the form of such other consideration, including stock or other property, as determined by the Committee, as such Holder would have been entitled to receive upon the occurrence of such transaction as if the Holder had been, immediately prior to such transaction, the holder of the number of shares covered by such Award (less any applicable exercise price). The terms of this Section 10 may be varied by the Committee in any particular Award Agreement.

13.  Change of Control
     -----------------

     Except to the extent reflected in a particular Award Agreement or as otherwise determined by the Board prior to the occurrence of such event:

     (a) In the event of a consummation of a Change of Control, notwithstanding any vesting schedule with respect to an Award of Options or Restricted Stock, such Option shall become immediately exercisable with respect to 100% of the shares subject to such Option, and the Restricted Period shall expire with respect to 100% of such shares of Restricted Stock, in each case immediately prior to the consummation of a Change of Control.

     (b) In the event of a consummation of a Change of Control, all other Awards shall become fully vested and or payable to the fullest extent of any Award or portion thereof that has not then expired and any restrictions with respect thereto shall expire, in each case immediately prior to such Change of Control. The Committee shall have full authority and discretion to interpret this Section 13 and to implement any course of action with respect to any Award so as to satisfy the intent of this provision.

     (c) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

     (d) Notwithstanding anything herein to the contrary, to the extent that any Award issued to a Holder who is subject to Section 409A is deemed to be deferred compensation under Section 409A, a distribution of such Award upon a Change of Control shall only be made to the extent that such event constituting a Change of Control, also qualifies as a change in control under Section 409A.

14.  Non-exclusivity of the Plan
     ---------------------------

     Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval (to the extent such approval is required under the Company's Articles of Association or any applicable law) shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases, in accordance with the Company's Articles of Association and applicable law.

15.  Amendments and Termination
     --------------------------

     The Board may at any time terminate the Plan. Except as otherwise permitted without regard to a Holder's consent, the Committee may cancel or reduce or otherwise alter outstanding Awards with the express written consent of an individual Holder. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval under applicable law shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.

Adopted by the Board of Directors of Eurand N.V. by resolution on August 2, 2007 and approved by the shareholders of Eurand N.V. on August 29, 2007.

                                                                       EXHIBIT A

                               RULES APPLICABLE TO
                          ELIGIBLE PERSONS EMPLOYED BY
                                  EURAND, INC.
                                       AND
                          EURAND PHARMACEUTICALS, INC.
                                    UNDER THE
                                   EURAND N.V.
                            EQUITY COMPENSATION PLAN


1.   Purpose
     -------

     The following provisions apply to Awards under the Eurand N.V. Equity Compensation Plan (the "Plan") to Eligible Persons residing in the U.S. These provisions are intended to supplement and supersede the provisions of the Plan with respect to U.S. residents. Capitalized terms not defined herein shall have the meaning attributed to them in the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the express provisions of these U.S. Rules, the provisions of these U.S. Rules shall govern and control. Otherwise, the terms and provisions of the Plan shall govern and control the grant of Awards under the Plan.

2.   Definitions
     -----------

     The following definitions shall be applicable.

     (a) "Code" means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     (b) "Incentive Stock Option" means an Option granted by the Board to an Eligible Person under the Plan which is designated by the Board as an Incentive Stock Option pursuant to Section 422 of the Code.

3.   Administration
     --------------

     Unless otherwise determined by the Board, any Awards granted to persons subject to Section 162(m) of the Code shall be approved by a committee of the Board comprised solely of Qualified Members.

4.   Incentive Stock Option Grants
     -----------------------------

     The following provisions apply to grants of Incentive Stock Options.

     (a) No Incentive Stock Option may be granted unless the Plan and these U.S. Rules are approved by the stockholders of the Company within 12 months of the adoption of the Plan by the Board.

     (b) Incentive Stock Options may be granted only to employees of the Company or any subsidiary of the Company within the meaning of Section 424(f) of the Code.

     (c) If an Incentive Stock Option is granted to an Eligible Person who owns stock representing more than 10% of the voting power of all classes of stock of the Company or of a Subsidiary, the Option Period shall not exceed five years from the date of grant of such Option and the Option Price shall be at least 110% of the Fair Market Value (on the date of grant) of the Shares subject to the Option.

     (d) To the extent the aggregate Fair Market Value (determined as of the date of grant) of the Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as ordinary Options.

     (e) Each Incentive Stock Option Award Agreement shall contain a provision requiring the Optionee to notify the Company in writing immediately after the Optionee makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Shares before the later of (a) two years after the date of grant of the Incentive Stock Option or (b) one year after the date the Optionee acquired the Shares by exercising the Incentive Stock Option.

5.   Investment Representation
     -------------------------

     Each Stock Option Award Agreement may contain a provision that, upon demand by the Committee for such a representation, the Optionee shall deliver to the Committee at the time of any exercise of an Option issued pursuant the Plan a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option be a condition precedent to the right of the Optionee or such other person to purchase any shares. In the event certificates for Shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

6.   Governing Law
     -------------

     The Plan as applied to U.S. residents shall be governed by and construed in accordance with the internal laws of the Netherlands, provided, however, that Option Award Agreements entered into by U.S. residents shall incorporate the provisions of the U.S. Rules contained in this Exhibit A and shall be governed by the internal laws of the State of Nevada without regard to the principles of conflicts of law thereof.

7.   Amendments
     ----------

     The Board may not without shareholder approval make any amendment to the Plan which would:

     (a) Materially increase the maximum number of Shares which may be issued pursuant to Awards;

     (b)  Extend the maximum Option Period for Incentive Stock Options;

     (c)  Extend the termination date of the Plan; or

     (d) Change the class of persons eligible to receive Incentive Stock Options under the Plan.

8.   Qualified Performance Based Compensation Under Section 162(m) of the Code
     -------------------------------------------------------------------------

     (a) All Options and stock appreciation rights issued under the Plan, are intended to be exempt from the application of Section 162(m) of the Code as "qualified performance based compensation."

     (b) In addition, the Committee may determine that Restricted Stock and Other Stock-Based Awards granted to an employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code, in which case the provisions of this Section 8(b) shall apply.

          (i) Performance Goals. When Awards are made under this Section 8(b), the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for "qualified performance-based compensation." The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as "qualified performance-based compensation."

          (ii) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, shareholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among participants.

         (iii) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

          (iv) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Award agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of all other terms of the Award agreement.

          (v) Death, Disability or Other Circumstances. The Committee may provide in the Award agreement that Awards under this Section 8(b) shall be payable, in whole or in part, in the event of the participant's death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.